Exhibit 10.2

CONSULTANCY, SEPARATION and RELEASE AGREEMENT

This Consultancy, Separation and Release Agreement (“Agreement”), dated April 28, 2015, by and between Lumber Liquidators Holdings, Inc. (“LL”) and Daniel E. Terrell (“Employee”), states as follows:

AGREEMENT:

In consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

1.            Termination of Employment. Employee acknowledges that his employment by LL and/or its affiliated entity(ies) (collectively, the “Company”) as Chief Financial Officer (“CFO”) will terminate effective June 1, 2015 (the “Termination Date”), and that his employment with the Company shall end upon the conclusion of the Consultancy Period, as defined below.

2.            Transition Consultancy; Benefits

A.           After the Termination Date, Employee agrees to perform consulting services for the Company, on an as-needed basis, for a Consultancy Period as defined below. During the Consultancy Period, Employee will devote his best efforts to advising and assisting the Company and any successor(s) to the CFO position with the transition and assumption by the successor(s) of the CFO duties and to otherwise provide valuable business consultation and assistance based on the unique expertise and experience of Employee, in all cases as requested by and at the discretion of the LL’s Board of Directors, a duly-organized committee of the Board of Directors, or the LL’s Chief Executive Officer. Consulting services requested by the Company shall be described in advance with reasonable particularity with respect to intended purpose, expected timeframe, anticipated output and/or resources required, as appropriate. It is anticipated that Employee will provide such services to the Company for no more than eighty (80) working hours per month, and that Employee will provide such services out of Richmond, Virginia, Toano, Virginia, the Company’s East Coast Distribution Center (each, a “Virginia Location”), or by telephonic or electronic communication. If the Company desires Employee to be at a Virginia Location to perform any of the consulting services, the Company will provide Employee with reasonable advance notice of such desire but in no instance less than forty-eight (48) hours’ notice. During the Consultancy Period, Employee may, at his discretion, use up to five (5) days of any unused paid time off, if any, that he accrued pursuant to the Company’s policies.

B.           In exchange for Employee’s acceptance of this Agreement and for providing consulting services pursuant to this Agreement, for the duration of the Consultancy Period, Employee shall:

i.	receive payments from the Company at Employee’s regular base rate of pay of $6,936.13 per week (the “Base Rate”), payable in accordance with the Company’s normal payroll practices;

ii.	remain eligible for the general health and other employee benefits Employee was entitled to as CFO of the Company, at the levels in effect at the time of the Termination Date;

iii.	retain the status of employee pursuant to Employee’s existing Option and Restricted Stock Agreements; and

iv.	upon the conclusion of the Consultancy Period, Company shall make an additional payment to Employee in an amount equal to the Base Rate for Employee’s unused paid time off, if any, that Employee accrued in 2015 pursuant to the Company’s policies.

C.           The “Consultancy Period” is the time period beginning on June 1, 2015 and terminating either automatically on September 1, 2015 or earlier as follows:

i.	By the Company for cause, at any time, in the event of Employee’s unauthorized use or disclosure of Company’s confidential information or trade secrets; the material breach by Employee of any agreement between Employee and Company, including this Agreement; Employee’s failure to comply with Company’s policies or rules; Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or any crime of moral turpitude; Employee’s failure to perform Employee’s duties or refusal to abide by or comply with reasonable directives of Company; or Employee’s dishonesty, fraud, misconduct, or gross negligence with respect to the business or affairs of Company.

ii.	By Employee for good reason during the Consultancy Period, in the event of a material breach of this Agreement by the Company.

iii.	Upon a Change of Control, as defined below.

3.            Separation Benefits. In consideration of Employee’s acceptance of this Agreement, and expressly subject to the Employee's ongoing compliance with the Agreement, including but not limited to Sections 7-9, 11-13, and 16 herein, and further subject to his execution, upon the conclusion of the Consultancy Period, of a Release in a form substantially similar to the release agreement attached hereto as Exhibit A, the Company shall:

A.           pay to Employee fifty-two (52) weeks of pay at the Base Rate (the “Separation Pay”). The Separation Pay shall be paid in 52 equal weekly installments pursuant to the Company’s normal payroll procedures. The first of the Separation Pay installments shall be made on the first regular pay period following the termination of the Consultancy Period; and

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B.           if, after the conclusion of the Consultancy Period, Employee elects to continue health and dental insurance through COBRA continuation coverage, the Company agrees to pay, for a period of up to fifty-two (52) weeks, a portion of the premium cost such that Employee’s premium payment does not exceed what Employee would otherwise have paid if he were employed by the Company at the time of each such payment.

The parties hereto agree that the covenants and restrictions set forth in this Agreement are reasonable and necessary for the protection of the Company and to protect its business and confidential information; and Employee further expressly agrees that the provisions in Sections 7-9, 11-13, and 16 herein are material terms of this Agreement. Accordingly, in the event that Employee breaches this Agreement, expressly including but not limited to Sections 7-9, 11-13, and 16 herein, Employee agrees that, in addition to compensation for any damages incurred by the Company as a result of such breach, and/or any injunctive relief provided for herein or otherwise, Employee shall be liable for the repayment of all amounts paid to Employee pursuant to this Paragraph 3, and he agrees to repay all such amounts in full.

4.            Change of Control. Upon a Change in Control, as defined below, Employee shall be entitled to a lump sum payment in an amount equal to the pro-rated compensation otherwise owing to Employee under this Agreement, subject to the Employee's compliance with this Agreement including but not limited to Sections 7-9, 11-13, and 16 herein, and further subject to his execution of a Release in a form substantially similar to the release agreement attached hereto as Exhibit A. For purposes of this Section 4, “Change in Control” shall mean the occurrence of any of the following: (i) one person, group or entity acquires ownership of stock of LL that, together with the stock held by such person, group, or entity, constitutes more than 50% of the total fair market value or total voting power of the stock of LL; provided that, a Change in Control shall not occur if any person, group or entity owns more than 50% of the total fair market value or total voting power of LL's stock and acquires additional stock; (ii) consummation of a merger, consolidation or reorganization of LL with any other entity, or a sale of all or substantially all the assets of LL other than a transaction that would result in the voting securities of LL outstanding immediately prior thereto continuing to represent either directly or indirectly more than fifty-one percent (51%) of the combined voting power of the then outstanding securities of LL or such surviving or purchasing entity; (iii) the shareholders of LL approve a plan of complete liquidation of LL and such liquidation is consummated; or (iv) a majority of the members of LL are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors of LL before the date of appointment or election. A Change in Control shall not occur unless such transaction constitutes a change in the ownership of LL, a change in effective control of LL, or a change in the ownership of a substantial portion of LL's assets under Section 409A of the Internal Revenue Code.

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5.            Withholding Taxes. Employee hereby agrees that the Company will deduct from the payments in Sections 2, 3 and 4 all withholding taxes and other payroll deductions that the Company is required by law to make from wage payments to employees. Employee hereby agrees that the payments and performances described in this Agreement are all that Employee shall be entitled to receive from the Company except for vested qualified retirement benefits, if any, to which Employee may be entitled under the Company's ERISA plans.

6.             Consideration. Employee hereby agrees and acknowledges that the benefits set forth in Sections 2, 3 and 4 of this Agreement are more than Company is required to do under its normal policies and procedures and that they are in addition to anything of value to which Employee already is entitled. Except as expressly provided herein or required by law, the Company shall not be required to make any payments of any kind to Employee upon termination, expiration or nonrenewal of the Agreement. Employee further agrees and acknowledges that he shall have no right or claim to any bonus payment from the Company including, but not limited to, any bonus under the Lumber Liquidators Holdings, Inc. Annual Bonus Plan for Executive Management. Notwithstanding the termination, expiration or nonrenewal of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them after such termination, expiration or nonrenewal, expressly including Sections 3, 7-9, 11-13, and 16.

7.            Return of Company Property. Upon the termination, for any reason, of the Consultancy Period, or at the request of Company at any time, Employee will promptly deliver to the Company all Company property, including but not limited to, all computers, phones, correspondence, manuals, letters, notes, notebooks, reports, flow charts, programs, proposals, third party equipment that Company is authorized to represent, and any documents concerning the Company’s customers, operations, products or processes (actual or prospective) or concerning any other aspect of the Company’s business (actual or prospective) and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information as defined in Section 11.

8.            Complete Release. Employee hereby knowingly and voluntarily releases and forever discharges the Company, any related companies, and the former and current employees, officers, agents, directors, shareholders, investors, attorneys, affiliates, successors and assigns of any of them (the “Released Parties”) from all liabilities, claims, demands, rights of action or causes of action Employee had, has or may have against any of the Released Parties, including but not limited to, any claims or demands based upon or relating to Employee’s employment with the Company or the termination of that employment. This includes, but is not limited to, a release of any rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes, but is not limited to, a release by Employee of any claims for wrongful discharge, breach of contract, or any other statutory, common law, tort, contract, or negligence claim that Employee had, has or may have against any of the Released Parties. This release covers both claims that Employee knows about and those claims Employee may not know about. Employee further acknowledges that Employee has received compensation for all hours worked in accordance with applicable state and federal laws.

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This release does not include, however, a release of Employee’s right, if any, to payment of vested qualified retirement benefits under the Company’s ERISA plans and the right, if any, to continuation in the Company’s medical plans as provided by COBRA. Nothing in this Section 8, nor any other provision of this Agreement, waives or affects Employee’s right to file a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or to provide information to, or participate as a witness in, an investigation undertaken or a proceeding initiated by the EEOC. However, Employee waives Employee’s right to monetary or other recovery, including attorney’s fees, should Employee or any federal, state or local administrative agency pursue any claims on Employee’s behalf arising out of Employee’s employment or the conclusion of his employment with the Company.

Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law.

9.            No Future Lawsuits. To the fullest extent allowed by law, Employee promises never to file a lawsuit asserting any claims that are released in Section 8. In the event Employee breaches this Section 9, Employee shall pay to the Company all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorney’s fees and expenses. Notwithstanding the foregoing, the parties acknowledge and agree that this Section 9 shall not be construed to prohibit the exercise of any rights by Employee that Employee may not waive or forego as a matter of law.

10.         Disclaimer of Liability. This Agreement and the payments and performances hereunder are made solely to assist Employee in making the transition from employment with Company, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of Company.

11.         Confidentiality. The Employee shall not disclose or use at any time, either during the Consultancy Period, for a period of five (5) years thereafter or as otherwise protected by applicable law including the Virginia Uniform Trade Secrets Act, whichever is longer, any Confidential Information (as defined below) of which the Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Employee’s performance in good faith of duties assigned to the Employee by the Company or hereunder or is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the Employee shall give the Company notice of such disclosure and cooperate with the Company in seeking suitable protection. The Employee shall take reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee acknowledges and agrees that all Confidential Information, which the Employee has access to, receives or generates in the course of providing, directly or indirectly, services pursuant to this Agreement, shall be the sole property of the Company, and shall remain with the Company upon termination of the Employee’s employment. The Employee shall neither copy Confidential Information for himself nor send Confidential Information to himself. The Employee shall deliver to the Company, upon the expiration of the Consultancy Period, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and tangible copies)) containing Confidential Information (as defined below) of the Company which the Employee may then possess or have under his control. Notwithstanding anything herein to the contrary, the Employee may retain personal papers relating to his consultancy, employment, compensation and benefits.

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As used in this Agreement, the term “Confidential Information” means any data or information related to the Company’s business operations and is not generally known by the public, and that is made known to the Employee or acquired by the Employee in the course of providing services to the Company pursuant to this Agreement, including business and trade secrets and the following: (i) reports, pricing, sales manuals and training manuals, selling, purchasing, and pricing procedures, and financing methods of the Company, together with any proprietary techniques utilized by the Company in designing, developing, testing or marketing its products, product mix and supplier information or in performing services for clients, customers and accounts of the Company; (ii) the business plans and financial statements, reports and projections of the Company; (iii) research or development projects or results; (iv) identities and addresses of consultants, customers or clients and prospective clients, or any other Confidential Information relating to or dealing with the business operations or activities of the Company; (v) trade secrets and other Intellectual Property of the Company; and (vi) existing or contemplated Software, products, databases, services, technology, designs, processes and research or product developments of the Company. Notwithstanding the foregoing or any other provision herein, Confidential Information shall not include any information that (A) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Employee, (B) becomes known to the Employee through disclosure by independent third-party sources having a legal right to disclose such information, or (C) is independently developed by Employee without reference to Confidential Information.

Nothing in this Section 11, or in Section 16, or in any other provision of this Agreement, prohibits Employee or Company from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that he has made such reports or disclosures.

12.         Restrictive Covenants.

A.	Definitions.

i.	“Business” means the sale and provision of hardwood, engineered, bamboo, cork, laminate, resilient or tile flooring and related products and services.

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ii.	“Competing Business” means Home Depot, Lowe’s, Floor & Décor, The Tile Shop, Menards and/or any Person that earns more than 50% of its gross revenues from, individually or in combination, the sale or installation of hardwood, engineered, bamboo, cork, laminate, resilient or tile flooring or related flooring products and services.

iii.	“Competing Position” means a position held by Employee with a Competing Business that involves duties within the Restricted Territory that are the same as or substantially similar to the duties Employee performed for the Company as CFO within the twelve (12) months preceding Employee’s execution of this Agreement.

iv.	“Customer” means any Person to whom or which Employee has provided or is providing any products or services related to the Business during the Consultancy Period or as CFO during the twelve (12)-month period preceding Employee’s execution of this Agreement.

v.	“Material Contact” means: (a) for purposes of the Customer non-solicitation provision below, contact between Employee and any Customer within fifteen (15) months prior to the conclusion of the Consultancy Period; provided, however, that: (i) Employee communicated directly with such Customer on behalf of the Company during the fifteen (15) month period; or (ii) Employee obtained confidential information about such Customer in the ordinary course of business as a result of Employee’s association with the Company; and (b) for purposes of the employee, Contractor and Vendor non-recruit and non-solicitation provisions below, contact in person, by telephone, or by paper or electronic correspondence, in furtherance of the Business, within the last fifteen (15) months preceding the conclusion of the Consultancy Period.

vi.	“Person” means a governmental body or any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

vii.	“Restricted Period” means (1) the Consultancy Period and (2) the twelve (12) months following the conclusion of the Consultancy Period, if any. Nothing herein is intended to relieve Employee of Employee’s fiduciary duties under applicable law.

viii.	“Restricted Territory” means the continental United States and Ontario, Canada.

ix.	“Vendor” or “Contractor” means any Person who or which has provided products or services to the Company in exchange for compensation of over $10,000 within twelve (12) months prior to the cessation of the Consultancy Period.

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B.           Non-Competition. The Employee acknowledges that, in the course of his employment and consultancy with the Company, he has or will become familiar with the Company’s and its predecessors’ trade secrets and other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Company. Therefore, the Employee agrees that he shall not, during the Restricted Period, directly or indirectly work in a Competing Position or supervise, manage or control a Competing Business, where Employee’s primary duty is to provide the same or substantially similar products or services as the Company within the Restricted Territory. For the avoidance of doubt, nothing herein shall prohibit the Employee from being a passive owner of not more than three percent (3%) of the outstanding stock of any Competing Business which is publicly traded, so long as the Employee has no active participation in the business of such company.

C.           Non-Piracy of Employees. During the Restricted Period, the Employee shall not directly or indirectly through another Person, whether on Employee’s own behalf or on behalf of another Person: (i) induce or attempt to induce any employee of the Company with whom Employee had Material Contact to terminate or lessen such employment with the Company for the purpose of performing services or selling products for a Competing Business; or (ii) hire or cause to be hired by a Competing Business any person who was employed by the Company within the twelve (12) month period preceding the cessation of the Consultancy Period.

D.           Non-Solicitation of Customers. During the Restricted Period, the Employee shall not directly or indirectly through another Person, whether on Employee’s own behalf or on behalf of another Person: (i) induce or attempt to induce any Customer with whom Employee had Material Contact for the purpose of selling to the Customer any products or services for a Competing Business; or (ii) sell or offer to sell products or services on behalf of a Competing Business to any Customer of the Company with whom Employee had Material Contact.

E.           Non-Interference With Contracts. During the Restricted Period, the Employee shall not directly or indirectly through another Person, whether on Employee’s own behalf or on behalf of another Person, induce or attempt to induce any Contractor to or Vendor of the Company with whom Employee had Material Contact to terminate, diminish or lessen their relationship with the Company.

F.           The Employee understands that the foregoing restrictions will not limit his ability to earn a livelihood and that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions (given his education, skills and ability). The Employee further understands that (i) the Company would not have consummated this Agreement but for the covenants contained in this Section 12 and (ii) the provisions of Sections 11 and 12 are reasonable and necessary to preserve the business of the Company.

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G.           The Employee shall inform any prospective employer that engages in any business similar to the Business of any and all restrictions contained in this Section 12 of the Agreement during any period when such restrictions remain effective and provide such employer with a copy of such restrictions (but no other provision of this Agreement), prior to the commencement of that employment.

13.         Cooperation.  Employee agrees that during the Consultancy Period and for a period of ten (10) years following the conclusion of the Consultancy Period, for any reason, Employee shall have a continuing duty to fully and promptly cooperate with the Company and its legal counsel by providing any and all requested information and assistance concerning any legal or business matters that in any way relate to Employee’s actions or responsibilities as an employee or consultant of the Company, or to the period during Employee’s employment or consultancy with the Company.  Such cooperation shall include but not be limited to truthfully and in a timely manner participating and consulting concerning facts, responding to questions, providing pertinent information, providing affidavits and statements, preparing for and attending depositions, and preparing for and attending trials, hearings and other proceedings.  Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations. The Company shall use its reasonable efforts to coordinate with Employee the time and place at which Employee's reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business commitment that Employee may have. The coordination and communication from the Company to the Employee regarding Employee’s cooperation shall come through the Company’s General Corporate Counsel. The Company shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in compliance with this Section, including any reasonable travel expenses incurred by Employee in providing such assistance. As part of the consideration provided to Employee under this Agreement, Employee shall provide cooperation to the Company at no additional cost to the Company.  At no time subsequent to the termination of Employee’s employment and cessation of the Consultancy Period shall Employee be deemed to be a contractor or employee of the Company.

14.         Enforcement. Employee agrees that the Company has a legitimate business interest to protect justifying the covenants set forth in Sections 11, 12 and 13. Such legitimate business interests include: (i) trade secrets, (ii) valuable Confidential Information that does not otherwise qualify as a trade secret, (iii) substantial relationships with prospective or existing Customers, (iv) Customer goodwill, and (v) preservation of the brands with which Employee has operated. For purposes of the Company obtaining specific performance and/or injunctive relief, Employee acknowledges that irreparable injuries shall be presumed in the event that Employee violates his covenants herein contained. Because the Employee’s services are unique and because the Employee has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of Sections 11, 12 or 13 of this Agreement, the Company and its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions in Sections 11, 12 or 13 hereof. In addition to the foregoing, if any action should have to be brought by the Company against the Employee to enforce the provisions of this Agreement, the Employee recognizes, acknowledges and agrees that the Company may be entitled (without limitation) to (a) preliminary and permanent injunctive relief restraining the Employee from unauthorized disclosure or use of any trade secret or Confidential Information, in whole or in part, or otherwise violating any of the restrictive covenants set forth herein, and (b) actual damages. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equity remedies available for breach or threatened breach to the provisions of this Agreement, which may otherwise be available. In the event of an alleged breach or violation by the Employee of Sections 11, 12 or 13 of this Agreement, the parties agree that the court, in its discretion, may toll the Restricted Period during the period of the breach.

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15.         Claim for Reinstatement. Employee agrees to waive and abandon any claim to reinstatement with Company. Employee further agrees not to apply for any position of employment with Company and agrees that this Agreement shall be sufficient justification for rejecting any such application.

16.         Statements Regarding Company and/or Employment.

A.           Employee agrees not to do or say anything, directly or indirectly, that reasonably may be expected to have the effect of criticizing or disparaging Company, any director of Company, any of Company’s employees, officers or agents, or diminishing or impairing the goodwill and reputation of Company or the products and services it provides. Employee further agrees not to assert that any current or former employee, agent, director or officer of Company has acted improperly or unlawfully with respect to Employee or any other person regarding employment.

B.           The Company agrees not to issue, approve or authorize any oral or written public statement by its directors and/or officers that reasonably may be expected to have the effect of criticizing or disparaging Employee.

C.           Notwithstanding the foregoing provisions of this Section 16, the Parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law nor does this Agreement prohibit Employee, Company or Company's officers, employees and/or directors from testifying truthfully in response to a subpoena, inquiry or order by a court or governmental body with appropriate jurisdiction or as otherwise required by law.

17.         Encouragement to Consult with Attorney.  Employee is encouraged to consult with an attorney before signing this Agreement.

18.         Indemnity. The parties agree that nothing herein shall be deemed a waiver or release by Employee of Company’s indemnification and other obligations set forth in any applicable Company Bylaws.

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19.         Execution of Documents. Each of the parties hereto shall execute any and all further documents and perform any and all further acts reasonably necessary or useful in carrying out the provisions of this Agreement.

20.         Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

21.         Acknowledgment. Employee acknowledges that Employee has signed this Agreement freely and voluntarily without duress of any kind. Employee has conferred with an attorney or has knowingly and voluntarily chosen not to confer with an attorney about the Agreement.

22.         Entire Agreement. This Agreement contains the entire understanding of the parties concerning the separation benefits being provided to Employee herein. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by all parties.

23.         Successorship. It is the intention of the parties that the provisions hereof are binding upon, and inure to the benefit of, the parties, their employees, affiliates, agents, heirs, estates, successors and assigns forever.

24.         Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

25.         Arbitration of Disputes. Except as to a request for an injunction or similar equitable relief as provided in Section 14, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be fully and finally settled by arbitration administered by the American Arbitration Association in accordance with its National Rules for the Arbitration of Employment Disputes then in effect (“AAA Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by one arbitrator either mutually agreed upon by the Company and Employee or chosen in accordance with the AAA Rules. The place of arbitration shall be the City of Richmond, Virginia. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have freely and voluntarily executed this Agreement in a manner so as to be binding on the dates stated below.

EMPLOYEE

April 28, 2014	/s/ Daniel E. Terrell

Date	Daniel E. Terrell

LUMBER LIQUIDATORS HOLDINGS, INC.

April 28, 2015	By:	/s/ Robert M. Lynch

Date
	Its:	President and Chief Executive Officer

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EXHIBIT A

GENERAL RELEASE AGREEMENT

This Severance Agreement and General Release (the "Agreement"), dated this ____ day of __________, 2015 by and between Lumber Liquidators Holdings, Inc. (“LL”) and its affiliated entity(ies) (collectively, the “Company”), and Daniel E. Terrell (“Consultant”) provides:

RECITALS:

WHEREAS Consultant has been providing consultancy services to the Company pursuant to a CONSULTANCY, SEPARATION and RELEASE AGREEMENT dated ______, 2015 (the “Consultancy Agreement,” which is expressly incorporated hereto); and

WHEREAS the Consultancy Period, as defined in the Consultancy Agreement, has concluded pursuant to the terms of the Consultancy Agreement; and

WHEREAS a release agreement identical or substantially similar to this Agreement was provided to Consultant prior to his execution of the Consultancy Agreement, and was incorporated into that Consultancy Agreement;

WHEREAS a “Separation Pay” payment and other consideration in the Consultancy Agreement were and are expressly conditioned on, among other things, the Consultant’s execution of an agreement identical or substantially similar to this Agreement; and

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained in the Consultancy Agreement and herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

AGREEMENT:

1.            Termination of Employment; Separation Benefits.

Consultant’s consultancy with the Company ceased effective ____________ (the “Separation Date”).

2.            Consideration.

Consultant hereby agrees and acknowledges that the Separation Pay, as defined in the Consultancy Agreement, and other benefits set forth in Consultancy Agreement and herein are in addition to, and more than, the Company is required to do under its normal policies and procedures and that they are in addition to anything of value to which Consultant already is entitled.

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3. Complete Release.

Consultant hereby knowingly and voluntarily releases and forever discharges the Company, any related companies, and the former and current employees, officers, agents, directors, shareholders, investors, attorneys, affiliates, successors and assigns of any of them (the “Released Parties”) from all liabilities, claims, demands, rights of action or causes of action Consultant had, has or may have against any of the Released Parties, including but not limited to any claims or demands based upon or relating to Consultant’s employment with the Company, his consultancy with the Company, or the termination of that employment and/or consultancy. This includes, but is not limited to, a release of any rights or claims Consultant may have under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes, but is not limited to, a release by Consultant of any claims for wrongful discharge, breach of contract, or any other statutory, common law, tort, contract, or negligence claim that Consultant had, has or may have against any of the Released Parties. This release covers both claims that Consultant knows about and those claims Consultant may not know about. Consultant further acknowledges that Consultant has received compensation for all hours worked in accordance with applicable state and federal laws.

This release does not include, however, a release of Consultant’s right, if any, to payment of vested qualified retirement benefits under the Company’s ERISA plans and the right, if any, to continuation in the Company’s medical plans as provided by COBRA. Nothing in this Paragraph 3, nor any other provision of this Agreement, waives or affects Consultant’s right to file a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or to provide information to, or participate as a witness in, an investigation undertaken or a proceeding initiated by the EEOC. However, Consultant waives Consultant’s right to monetary or other recovery, including attorney’s fees, should Consultant or any federal, state or local administrative agency pursue any claims on Consultant’s behalf arising out of Consultant’s employment, consultancy or the conclusion of his employment and/or consultancy with the Company.

Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law.

4.            No Future Lawsuits.

To the fullest extent allowed by law, Consultant promises never to file a lawsuit asserting any claims that are released in Paragraph 3. In the event Consultant breaches this Paragraph 4, Consultant shall pay to the Company all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorney’s fees and expenses. Notwithstanding the foregoing, the parties acknowledge and agree that this Section 4 shall not be construed to prohibit the exercise of any rights by Consultant that Consultant may not waive or forego as a matter of law.

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5.            Disclaimer of Liability.

This Agreement and the payments and performances hereunder are made solely to assist Consultant in making the transition from his consultancy with the Company, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of the Company.

6.            Non-Release of Future Claims.

This Agreement does not waive or release any rights or claims that Consultant may have under the Age Discrimination in Employment Act which arise after the date that Consultant signs this Agreement. The parties agree that the decisions to terminate Consultant’s employment and consultancy were made prior to the execution of this Agreement.

7.            Period for Review and Consideration of Agreement

Consultant understands that Consultant has been given a period of twenty one (21) days to review and consider this Agreement before signing it. Consultant further understands that Consultant may use as much of this 21-day period as Consultant wishes prior to signing.

8.            Encouragement to Consult with Attorney.

Consultant is encouraged to consult with an attorney before signing this Agreement.

9.            Consultant’s Right to Revoke Agreement.

Consultant may revoke this Agreement within seven (7) days of Consultant’s signing it. Revocation can be made by delivering a written notice of revocation to __________, Senior Vice President, Human Resources, 3000 John Deere Road, Toano, Virginia 23168. For this revocation to be effective, written notice must be received by Ms.__________ no later than the close of business on the seventh day after Consultant signs this Agreement. If Consultant has not revoked the Agreement, the eighth (8th) day after Consultant signs this Agreement shall be the Effective Date for purposes of this Agreement.

10.         Survival of Consultancy Agreement/Entire Agreement.

This Agreement contains the entire understanding of Consultant and the Company concerning the subjects it covers and it supersedes all prior understandings and representations of Consultant and the Company, except as provided below in this Section 15. The Company has made no promises to Consultant other than those set forth herein concerning the subjects herein. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by all parties.

Provided, however, that neither this Paragraph 15 nor any other provision of the Agreement shall waive, void, or modify any of the promises, obligations and/or covenants in the Consultancy Agreement, and the parties acknowledge that the Consultancy Agreement remains fully effective and enforceable pursuant to its terms. The Consultant acknowledges and expressly agrees that the Separation Pay payments in the Consultancy Agreement are and remain expressly subject to his compliance with this Agreement and the Consultancy Agreement, including but not limited to Sections 7-9, 11-13, and 16 of the Consultancy Agreement.

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11.         Invalid Provisions.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12.         Acknowledgment.

Consultant acknowledges that Consultant has signed this Agreement freely and voluntarily without duress of any kind. Consultant has conferred with an attorney or has knowingly and voluntarily chosen not to confer with an attorney about the Agreement.

13.         Successorship.

It is the intention of the parties that the provisions hereof be binding upon the parties, their employees, affiliates, agents, heirs, successors and assigns forever.

14.         Governing Law.

This Agreement shall be governed by the laws of Virginia without giving effect to its conflict of law principles.

15.         Arbitration of Disputes. Except as to a request for an injunction or similar equitable relief as provided in the Consultancy Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be fully and finally settled by arbitration administered by the American Arbitration Association in accordance with its National Rules for the Arbitration of Employment Disputes then in effect (“AAA Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by one arbitrator either mutually agreed upon by the Company and Consultant or chosen in accordance with the AAA Rules. The place of arbitration shall be the City of Richmond, Virginia. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

CONSULTANT ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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CONSULTANT

Date	Daniel E. Terrell

LUMBER LIQUIDATORS HOLDINGS, INC.

By:
Date
Its:

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